EXHIBIT 12

                  Statement Regarding Computation of Ratios
                  -----------------------------------------


                                             Six Months
                                             ----------

                                            FY98     FY97     FY97      FY96     FY95      FY94      FY93
                                            ----     ----     ----      ----     ----      ----      ----
       Income from Continuing Operations    175.6    149.8    333.8     285.3     243.6    193.4     119.5
       before  taxes


       Fixed Charges
       -------------

       Interest Expense                      11.6     12.0     25.6      24.4      28.4     27.8      33.5
       Amortization of debt expense and       0.1      0.1      0.1       0.1       0.1      0.1       0.1
       discount or premium relating to
       debt

       Portion of rent expense                5.8      6.6     11.6      11.9      11.2     11.1      10.6
       demonstrated to represent the
       interest factor @

       Preferred stock dividend                --       --       --        --        --       --        --
                                             ----     ----     ----      ----      ----     ----      ----

          Total Fixed Charges                17.5     18.7     37.3      36.4      39.7     39.0      44.2
       Pretax income plus fixed charges     193.1    168.5    371.1     321.7     283.3    232.4     163.7

       Ratio                                 11.0      9.0      9.9       8.8       7.1      6.0       3.7
                                             ====     ====     ====      ====      ====     ====      ====


       @

       Rent Expense                          17.6     19.9     35.2      36.1      34.0     33.6      32.1
       Interest factor                       0.33     0.33     0.33      0.33      0.33     0.33      0.33

       Interest portion of rent               5.8      6.6     11.6      11.9      11.2     11.1      10.6
                                             ====     ====     ====      ====      ====     ====      ====



     Six Month rent amounts are estimates based on FY97 expense.